UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3939 Technology Drive,

Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 12, 2013, Dana Holding Corporation (“Dana”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association (“JPMorgan”), to repurchase Dana’s common stock as part of Dana’s existing share repurchase program.

Under the ASR Agreement, Dana will pay an initial purchase price of $200 million to JPMorgan, and will receive an initial delivery of approximately 7.3 million shares of Dana’s common stock. The total number of shares to ultimately be purchased by Dana under the ASR Agreement will generally be based on the average of the daily volume-weighted average prices of Dana’s common stock during the term of the ASR Agreement, less an agreed discount. Upon final settlement of the ASR Agreement, Dana may be entitled to receive additional shares of Dana’s common stock from JPMorgan or, under certain circumstances specified in the ASR Agreement, Dana may be required to deliver shares or make a cash payment, at its option, to JPMorgan. The ASR Agreement is scheduled to expire in approximately four months, but may conclude earlier at JPMorgan’s option, and may be terminated early upon the occurrence of certain events.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement. A copy of the ASR Agreement will be filed as an exhibit to Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 8.01. Other Events.

On August 12, 2013, Dana issued a press release announcing the ASR Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following items are filed with this report.

Exhibit No.	Description

99.1	Press release dated August 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 12th day of August, 2013.

DANA HOLDING CORPORATION

By:	/s/ Marc S. Levin Marc S. Levin Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 12, 2013